CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Increases Dividend by 10%

Indiana, Pa. - October 17, 2017 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank with locations in Pennsylvania, Ohio and New York, declared a $0.22 per share cash dividend at its regular meeting held October 16, 2017. This is an increase of 10%, or $0.02 per share, compared to a dividend of $0.20 per share declared in the prior quarter.
"We are very pleased to announce a 10% increase in the quarterly dividend," said Charles Urtin, chairman of S&T Bancorp, Inc. "The dividend increase reflects our confidence in S&T's future earnings potential and the ability to maintain a strong capital position."
The annualized yield using the October 16, 2017 closing price of $40.99 is 2.1%. The dividend is payable November 16, 2017 to shareholders of record on November 2, 2017.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $7.1 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902, and operates locations in Pennsylvania, Ohio and New York. For more information visit www.stbancorp.com or www.stbank.com.